Exhibit 6.1

XY – THE FINDABLES COMPANY

CREDIT AGREEMENT

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TABLE OF CONTENTS

(Continued)

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XY - THE FINDABLES COMPANY

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of February 28, 2017, by and among XY - THE FINDABLES COMPANY, a Delaware corporation (the “Company”), and each of the parties listed as a lender on SCHEDULE I attached hereto (each, a “Lender” and collectively, the “Lenders”). Capitalized terms used herein, which are otherwise undefined, shall have the meanings attributed thereto in Section 4.1.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree, intending to be legally bound, as follows:

SECTION 1

LOAN

1.1 General. During the Commitment Period (as defined below), subject to the terms and conditions set forth in this Agreement, each Lender shall make one or more advances (each an “Advance” and together the “Advances”) to the Company in such amounts as are requested by the Company in an amount up to such Lender’s agreed Commitment set forth on SCHEDULE I (each, a “Commitment”). All Advances shall be made by the Lenders on a pro rata basis based on the Lenders’ Commitments. The aggregate principal amount of the Loans as the same may be outstanding from time to time is hereinafter sometimes referred to as the “Aggregate Adjusted Principal Amount”. Each Note is subject to prepayment prior to its expressed maturity date on the terms and conditions and in the amounts set forth in Section 2 of this Agreement. The “Commitment Period” means the period beginning with the date that all of the conditions specified in Section 7.1 of this Agreement are satisfied and ending on the earliest to occur of the 12 months from the date of this Agreement and the occurrence of an Event of Default. The aggregate amount of all Commitments will not exceed $1,500,000. Commitments may be offered on the same terms for 90 days after the date hereof pursuant to the form of joinder attached hereto as EXHIBIT D (a “Joinder”).

1.2 Request for Loan; Currency. Each Advance shall be made pursuant to a Request for Loan, in substantially the form attached hereto as EXHIBIT A (each, a “Request for Loan”) with blanks appropriately completed in conformity herewith and shall be irrevocable and binding on the Company in all respects. Each Advance under this Agreement shall be in a minimum amount of $50,000.00. During the Commitment Period, subject to the terms specified herein, each Lender agrees to make its Advance in cash not later than the close of business, Pacific Standard Time, on the date specified for such Advance, which shall be no earlier than 5 business days after the date the Request for Loan is received by the Lender. All Advances made hereunder by any Lender to the Company and all payments made on account of principal hereof and interest hereunder shall be recorded by the Lender making such Advance or receiving such payment of principal and/or interest in such Lender’s books and records, which shall be conclusive and binding for all purposes, absent manifest error. The Company may not request any Advance hereunder and no Advance shall be made or permitted if such Advance would cause the amount outstanding under all Advances to exceed the Commitments. Notwithstanding anything to the contrary in this Section, the Company shall not request and the Lenders shall not make more than one Advance in any thirty-day period.

1.3 Lender Non-Compliance. In the event that any Lender (the “Missed Advance Lender”) fails to make an Advance to the Company within the time prescribed in Section 1.2 (each a “Missed Advance”), then notwithstanding any other term hereof, and upon written notice to the Missed Advance Lender from the Company of the occurrence of such Missed Advance, the number of shares subject to the Warrant issued to such Missed Advance Lender pursuant to the terms hereof shall be reduced by an amount equal to the amount of the Missed Advance divided by $1.00; provided, however, that no such reduction shall occur if within 3 days of receipt of written notice of a Missed Advance such Lender shall make such Missed Advance (the “Missed Advance Grace Period”). The Lenders’ Commitments under this Agreement are several and not joint. Without in any way limiting the several nature of the Commitments of the Lenders, within the Missed Advance Grace Period any Lender other than the Missed Advance Lender (an “Alternate Lender”) may elect to make the Missed Advance in the place of the Missed Advance Lender (which election shall be made with the consent of the Missed Advance Lender). Upon election of such Alternate Lender to make the Missed Advance, the number of shares subject to the Warrant issued to such Alternate Lender pursuant to the terms hereof shall be increased by an amount equal to the amount of the Missed Advance divided by $1.00, while the number of shares subject to the Warrant issued to the Missed Advance Lender shall be reduced by the same amount.

1.4 Interest. Subject to the terms of Section 1.6 and Section 1.8, the principal amount outstanding on each Note shall bear Base Rate Interest until repaid in full as follows:

(a) Base Rate Interest shall accrue on the outstanding daily unpaid principal amount of the Note at the Base Rate from the date the applicable Advance is made until payment in full.

(b) In the event of a prepayment under the provisions of Section 2.2, all accrued interest on the amount prepaid shall be paid simultaneously therewith.

(c) Interest shall be computed on the basis of actual number of days elapsed in a year.

1.5 Notes; Warrants. The Company’s obligation to pay the principal of, and interest on, each Advance shall be evidenced by a promissory note (each, a “Note”) duly executed and delivered by the Company and substantially in the form of EXHIBIT B with blanks appropriately completed in conformity herewith. Each Note shall (a) be payable to the applicable Lender and be dated as of the date of the Advance; (b) be in a stated principal amount equal to such Lender’s Advance; (c) be payable in accordance with Section 2.1; (d) bear interest as provided in Section 1.4; and (e) be entitled to the benefits of this Agreement. As consideration for its Commitment, simultaneously with the execution and delivery of this Agreement, each Lender will be issued a warrant in the form attached hereto as EXHIBIT C (each, a “Warrant”). Each Warrant will entitle the applicable Lender to purchase a number of shares of the Company’s Common Class A Stock equal to (i) such Lender’s Commitment, divided by (ii) $1.00.

1.6 No Intent of Usury. None of the terms or provisions contained in this Agreement or in the Notes shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest permitted to be charged by applicable laws or regulation governing this Agreement and the Notes (“Usury Laws”). The Company shall never be required to pay interest on the Notes in excess of the maximum interest that may be lawfully charged under such Usury Laws, as made applicable by the final judgment of a court of competent jurisdiction, and the provisions of this Section 1.6 shall control over all other provisions hereof and of the Notes which may be in apparent conflict with this Section 1.6. If the Company collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate on the Notes to a rate in excess of that permitted to be charged by such Usury Laws, all such sums deemed to constitute interest in excess of the maximum rate shall to the extent permitted by such Usury Laws, be credited to the payment of principal.

1.7 Use of Proceeds. The proceeds of the Loans shall be used as working capital to fund inventory. The proceeds of any Loans made hereunder may not be used for the payment of any dividends or distributions hereunder.

1.8 Default Rate Interest. Upon the occurrence of any Default or after maturity or after judgment has been rendered on any Obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of Lender’s Agent bear interest at the Base Rate, plus 3%, until such Default has been cured. This may result in compounding of interest. This will not constitute a waiver of any Default.

SECTION 2

REPAYMENT OF LOAN

2.1 Repayment of Loan. On each Payment Date occurring during the first 12 months after the date of this Agreement, the Company shall pay the Lenders all accrued interest on the Aggregate Adjusted Principal Amount of the Loans. On each Payment Date occurring during the second 12 months after the date of this Agreement, the Company shall pay the Lenders an amount equal to 1/12th of the Aggregate Adjusted Principal Amount of the Loans as of the date 12 months after the date of this Agreement, plus all accrued interest thereon. For avoidance of doubt, to the extent any unpaid principal amount or accrued and unpaid interest is then outstanding, all such amounts shall be due and payable on the second anniversary of the date of this Agreement.

2.2 Optional Prepayments; Notice of Prepayments; Re-borrowing. The Company shall have the right to prepay the Notes without penalty or premium but with the payment of all interest accrued on the amount pre-paid. Any Advances that are repaid shall be added back to the applicable Lender’s Commitment amount and may be re-borrowed by the Company in the same manner and on the same terms as the original Commitment during the Commitment Period.

2.3 Place of Payment. Each payment on the Notes (whether of principal, interest or otherwise) and all other amounts due hereunder shall be paid immediately when due in U.S. Dollars in same day funds and shall be made to each respective Lender on or prior to the date such payment is due at such Lender’s address (or in accordance with the wire instructions) specified on SCHEDULE I. For greater certainty, the Company shall make all payments hereunder in respect of interest on, principal of, or other amount related to the Advance to the applicable Lender no later than 5:00 p.m. Pacific Time on the date when due, with any payments being so received by such Lender after such time being deemed to have been made on the next succeeding Business Day.

2.4 Payment Due on Non-Business Day. Whenever any payment of principal or interest under the Note shall be due on a day other than a Business Day, such payment shall be made on the next Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 3

EVENTS OF DEFAULT

3.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” as the term is used herein:

(a) Any representation or warranty made hereunder or in any other Loan Document by the Company shall prove false or misleading in any material respect when made or deemed to be made;

(b) Any failure to make any payment of principal or interest due on any Note when such payment is due;

(c) Any material failure by the Company to perform or observe any other covenant or agreement made herein or in any other Loan Document;

(d) A custodian, trustee or receiver is appointed for the Company and is not discharged within 60 days after such appointment;

(e) The Company makes a general assignment for the benefit of creditors, or the Company applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or a substantial part of its property;

(f) The Company generally fails to pay its debts as such debts become due, or the admission in writing by the Company of its inability to pay its debts generally;

(g) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company and, if instituted against the Company, are consented to or are not dismissed within 60 days after such institution;

(h) Any default occurs under any agreement in connection with any credit of the Company, individually or in the aggregate, in an amount in excess of $20,000, the Guarantor or any of the Company’s related entities or affiliates has obtained for anyone else or with the Company, the Guarantor or any of the Company’s related entities or affiliates has guaranteed, provided that the foregoing shall not apply with respect to any debts (including trade payables incurred in the ordinary course of business) disputed in good faith or that are paid within applicable grace periods;

(i) The Lender fails to have an enforceable and perfected first priority lien on or security interest in any property given as security for this Agreement (or any guaranty);

(j) Any money judgment (other than a money judgment covered by insurance, but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process shall be entered or filed against the Company involving in any case an amount, after taking into account any undisputed insurance coverage, individually or in the aggregate, is in excess of $200,000.00, and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, or (B) there shall be any period of more than 30 consecutive days during which such judgment is not either (1) discharged or bonded or (2) subject to a stay of enforcement by reason of a pending appeal or otherwise;

(k) The Company is terminated or dissolved or a material adverse change occurs, or is reasonably likely to occur, in the Company’s or the Guarantor’s business condition (financial or otherwise), operations or properties, or ability to repay the Advances;

(l) The Guarantor dies or declared legally incompetent or purports to disavow the Guaranty or the enforceability thereof;

(m) A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a government authority and remains pending with respect to any property of the Company or any part thereof, on the grounds that the property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any person, including any tenant, pursuant to any law, including under the Civil Asset Forfeiture Reform Act, regardless of whether or not the property shall become subject to forfeiture or seizure in connection therewith; or

(n) The Guarantor fails to deliver, or cause to be delivered, within 15 days of the date hereof, (a) the original stock certificates evidencing the stock of Chatables, Inc. pledged to Lender under the Pledge Agreement together with an undated stock power with respect thereto executed by the Guarantor in blank form and (b) the original stock certificates evidencing the stock of Locai, Inc. pledged to Lender under the Pledge Agreement together with undated stock powers with respect thereto executed by the Guarantor in blank form.

3.2 Notice to the Lenders. When any Default or Event of Default described in the foregoing Section 3.1 has occurred, the Company agrees to promptly give written notice of such event to the Lenders.

3.3 Remedies Upon Event of Default. When any Event of Default described in Section 3.1 has happened and is continuing, Lender’s Agent (as defined below) may, by written notice to the Company:

(a) declare the entire principal and all interest accrued on the Notes to be, and the Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided however, that if any Event of Default described in Section 3.1(e) through Section 3.1(g) occurs, the entire principal and all interest accrued on the Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company shall forthwith pay to the Lenders the entire principal of and interest accrued on the Notes and all other amounts payable hereunder;

(b) terminate this Agreement and any obligation the Lenders may have to make any Advance in connection with this Agreement, all without presentment, protest, demand or notice of any kind, all of which are expressly waived by the Company;

(c) enforce any rights Lender’s Agent may have with respect to any property pledged as security for the obligations of the Company under the Pledge Agreement or any other security agreement entered into by the Company or the Guarantor;

(d) exercise any rights, powers and remedies available under any other instrument and agreement entered into in connection herewith; or

(e) exercise any rights, powers and remedies available at law or in equity.

SECTION 4

TERMS DEFINED; INTERPRETATION OF AGREEMENT

4.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Advance” and “Advances” have the meanings provided in Section 1.1.

“Aggregate Adjusted Principal Amount” shall have the meaning set forth in Section 1.1.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Alternate Lender” shall have the meaning set forth in Section 1.3.

“Base Rate” shall mean an amount of interest per annum determined as follows: (a) for the period from the date of this Agreement through the date 6 months thereafter, 15%; (b) for months 7 through 12 after the date of this Agreement, 17.5%; and (c) thereafter, 20%.

“Base Rate Interest” shall mean interest payable on the Loans hereunder, which shall accrue at the Base Rate.

“Business Day” shall mean any day except a Saturday, Sunday and other day on which commercial banks are generally not open for business in California.

“Company” shall have the meaning set forth in the preamble hereof.

“Commitment” shall have the meaning set forth in Section 1.1.

“Commitment Period” shall have the meaning set forth in Section 1.1.

“Default” shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 3.1.

“Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Event of Default” shall have the meaning set forth in Section 3.1.

“Force Majeure” shall have the meaning set forth in Section 9.17.

“GAAP” shall mean generally accepted accounting principles.

“Guarantor” shall mean Arie Trouw.

“Guaranty” shall mean the personal guaranty, of even date herewith, by and among Guarantor and the Lenders, in substantially the form attached hereto as EXHIBIT E.

“Indebtedness” of any Person shall mean and include all obligations of such Person which in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities, of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets; (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations; (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property; (iv) capitalized leases and (v) guaranties of obligations of others; provided that none of the foregoing shall include trade payables incurred in the ordinary course of business of such Person.

“Joinder” shall have the meaning set forth in Section 1.1.

“Lender” and “Lenders” shall have the meanings set forth in the preamble hereof.

“Lender Agent” shall have the meaning set forth in Section 8.1.

“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), claim, pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest, license, lease, conveyance of any right or encumbrance of any kind.

“Loan Documents” means this Agreement, the Notes, the Warrants, the Guaranty, the Pledge Agreement and any other documents or agreements entered into in connection with the transactions set forth herein

“Loan Party” means the Company, Guarantor and any other Person who is, or may at any time after the date hereof become, obligated under any Loan Document.

“Loans” means, collectively, all Advances made at any time by the Lenders pursuant to Section 1.

“Majority Holders” means the Lenders holding a majority-in-interest of the aggregate outstanding amount of principal and interest of all Notes outstanding.

“Missed Advance” shall have the meaning set forth in Section 1.3.

“Missed Advance Grace Period” shall have the meaning set forth in Section 1.3.

“Note” and “Notes” shall have the meanings set forth in Section 1.5.

“Obligations” means all amounts owed or to be owed to the Lenders under this Agreement, the Notes or any documents delivered in connection therewith, including, but not limited to, the Aggregate Adjusted Principal Amount of the Loans, the Notes or any documents delivered in connection therewith, and interest on those amounts, notwithstanding any right or power of the Company or any other Person to assert any claim or defense as to the invalidity or unenforceability of any of those obligations.

“Payment Date” means the first Business Day of each month to occur while any Loans are outstanding.

“Person” shall mean an individual, partnership, joint venture, corporation, association, joint-stock company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof or any other entity of any kind.

“Pledge Agreement” shall mean the stock pledge agreement, of even date herewith, by and among Guarantor and the Lenders, in substantially the form attached hereto as EXHIBIT F.

“Request for Loan” shall have the meaning set forth in Section 1.2.

“Securities” shall have the meaning set forth in Section 5.1(g).

“Securities Act” shall have the meaning set forth in Section 5.1(g).

“Usury Laws” shall have the meaning set forth in Section 1.6.

“Warrant” shall have the meaning set forth in Section 1.5.

SECTION 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations of the Company. The Company represents and warrants to each Lender as follows, except as otherwise set forth in the Disclosure Schedule attached hereto as EXHIBIT G (the “Disclosure Schedule”):

(a) Company Existence and Authority. The Company:

(i) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted except, with respect to such licenses and permits, where the failure to have the same would not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company;

(iii) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or the conduct of its business requires it to so qualify, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations or condition (financial or otherwise) of the Company; and

(iv) has all requisite corporate power and authority to enter into this Agreement and to carry out and perform its obligations under the terms and provisions of this Agreement.

(b) Transaction is Legal and Authorized. The execution, delivery and performance by the Company of this Agreement, the Notes and the Warrants and the issuance of the Securities issuable upon exercise of the Warrants:

(i) are within the corporate power of the Company;

(ii) will not (A) violate any provisions of any law or any order of any court or governmental authority or agency; (B) will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, (i) any documents from or filed with the State of Delaware granting or evidencing the company legal status of the Company or (ii) any indenture or other agreement or instrument to which the Company is a party or by which it may be bound; or (C) result in the imposition of any Lien on any property of the Company other than those arising pursuant to such agreements, if any; and

(iii) have been duly and validly authorized, executed and delivered by all requisite corporate action and this Agreement, the Notes and the Warrants constitute the legal, valid and binding obligations of the Company fully enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) Liens. The properties and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

(d) No Defaults. There is no Default or Event of Default that has occurred and is continuing. The Company is not in default in the payment of principal or interest on any Indebtedness for borrowed money, and is not in breach or default under any instrument or instruments or agreements under and subject to which any Indebtedness for borrowed money has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which, with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

(e) Consents. No approval, consent of, or notice to, any regulatory body or any other person is necessary in connection with the execution and delivery by the Company of this Agreement, the Warrants or the Notes or compliance by the Company with any of the provisions of this Agreement or offer, sale or issuance of the Notes and the Warrants.

(f) Compliance with Law. The Company (A) is not in violation of any order of any court or any law, ordinance, franchise, governmental rule or regulation to which it is subject; (B) has not failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of its property or the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company or impair the ability of the Company to perform its obligations contained in this Agreement, the Notes or the Warrants; and (C) is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

(g) Offering. Assuming the accuracy of the representations and warranties of the Holders (as defined in the Warrants) contained in the Warrants, the offer, issue, and sale of the

Warrants and the shares of the Company’s Class A Common Stock issuable thereunder (together with the Warrants, the “Securities”) are, and will be, exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

(h) Collateral. All assets pledged as collateral to secure the Obligations of the Company under this Agreement are owned by the grantor of the security interest free of any title defects or any liens of interests of others.

(i) Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Company or the Guarantor which, if lost, would impair the Company’s or the Guarantor’s, as applicable, financial condition or ability to repay the loan.

(j) Insurance. The Company maintains such insurance as required in Section 6.1(d) hereto.

(k) Tax Matters. The Company has no knowledge of any pending assessments or adjustments of its income tax for any years and all taxes due have been paid.

SECTION 6

COVENANTS

6.1 Information; Additional Actions. The Company agrees so long as this Agreement or any other Loan Document remains in effect or any amount remains outstanding under any Advance, the Company shall and, where applicable, shall cause each other Loan Party to:

(a) Provide the following to Lender’s Agent with Copies of the Form 1-K Annual Report, Form 1-SA Semi-Annual Report and Form 1-U Current Report for the Company, each within 3 Business Days of the date of filing with the Securities and Exchange Commission;

(b) comply with Section 1.7 in its use of any proceeds of any Advance made under this Agreement;

(c) promptly upon request by any of the Lenders, do, execute, acknowledge and deliver notices of assignment, certificates, assurances and other instruments as the Lenders may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Company is, or is to be, a party;

(d) Promptly notify the Lenders of any of the following:

(i) any lawsuits in which the claim for damages exceeds $200,000;

(ii) any substantial dispute between any Loan Party and any governmental authority;

(iii) any change in the name, legal structure, principal residence, name on any driver’s license or special identification card issued by any state (for an individual), state of registration (for a registered entity), place of business, or chief executive office of any Loan Party;

(iv) the incurrence by the Company after the date hereof of any additional Indebtedness other than Indebtedness to the Lenders under this Agreement. For greater certainty, such additional Indebtedness shall only be incurred in compliance with the terms of Section 6.2(e).

(e) maintain insurance as is usual for the business it is in;

(f) comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to cause a material adverse change in such Loan Party’s business condition (financial or otherwise), operations or properties, or ability to repay the credit;

(g) maintain adequate books and records;

(h) allow Lender’s Agent to inspect the properties and examine, audit, and make copies of books and records of any Loan Party at any reasonable time; provided that Lender’s Agent shall provide reasonable notice of such inspection, which shall be conducted a maximum of two times per year and during normal business hours of the Company. If any such properties, books or records are in the possession of a third party, the applicable Loan Party hereby authorizes that third party to permit Lender’s Agent to have access to perform inspections or audits and to respond to Lender’s Agent’s requests for information concerning such properties, books, and records;

(i) take any and all steps necessary for each Lender to perfect and protect its security interests and liens, including, but not limited to, all steps necessary to cause the holders of any and all existing Indebtedness of the Company to enter into a subordination agreement with the Lenders subordinating any security interests and liens they may have to the security interests and liens of the Lenders hereunder, and reimburse each Lender for any costs it incurs to protect its security interest and liens; and

(j) to take any action reasonably requested by any Lender to carry out the intent of this Agreement.

6.2 Negative Covenants. Without the prior written consent of Lender’s Agent, unless all Obligations outstanding under this Agreement will be discharged simultaneously therewith, the Company agrees so long as this Agreement or any other Loan Document remains in effect or any amount remains outstanding under any Advance, the Company shall not and, where applicable, shall not suffer any other Loan Party to:

(a) sell, assign, lease, transfer or otherwise dispose of any part of the Company’s business or the Company’s assets except inventory sold in the ordinary course of the Company’s business;

(b) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so;

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company;

(d) liquidate or dissolve the Company’s business;

(e) incur any additional Indebtedness other than the Indebtedness to the Lenders under the Agreement, unless such Indebtedness is expressly subordinated to the Indebtedness to the Lenders under this Agreement;

(f) acquire or purchase a business or its assets; and

(g) change the Company’s line of business by either (i) ceasing to engage in any business activity in which the Company presently engages or (ii) engaging in any business activity substantially different from the Company’s present business.

6.3 Board Observer Right. Lender’s Agent shall have the right to appoint a representative on behalf of the Lenders to attend all meetings of the board of other governing body of the Company, and any committees thereof, in a nonvoting observer capacity (the “Board Observer”) and, in this respect, the Company shall give the Board Observer copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that the Board Observer shall agree to hold in confidence and trust all information so provided, and not to disclose any confidential information, except to the extent otherwise required by law and any other regulatory process to which the Board Observer is subject. Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Board Observer from any meeting or portion thereof if the board or other governing body of Company determines in good faith, upon advice of counsel, (a) to preserve the attorney-client privilege between the Company and its counsel, or (b) that such exclusion is reasonably necessary to preserve trade secrets (but only to the extent necessary in order to preserve such trade secrets).

SECTION 7

FUNDING CONDITIONS

7.1 Advance. Prior to the Lenders being required to make any Advances hereunder, the following conditions precedent must be met, unless the Majority Holders shall agree otherwise in writing:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 5.1 shall be true and correct on the date of the Request for Loan as though made on such date.

(b) Request for Loan. Such Lender shall have received a Request for Loan in compliance with Section 1.2.

(c) No Default. No Default or Event of Default shall have occurred and be continuing.

(d) Guaranty. The Guaranty shall be in full force and effect.

(e) Pledge Agreement. The Pledge Agreement shall be in full force and effect.

(f) Collateral. Beginning 15 days after the date of this Agreement, Lender’s Agent shall have received evidence reasonably satisfactory to Lender’s Agent that the security interests and liens in favor of Lender’s Agent are valid, enforceable, properly perfected and first priority in a manner reasonably acceptable to Lender’s Agent and prior to rights and interests of any other Person.

(g) Insurance. Lender’s Agent shall receive evidence of insurance coverage required under Section 6.1(h) of this Agreement reasonably satisfactory to Lender’s Agent.

(h) Subordination Agreement. Lender’s Agent shall have received a duly executed and valid subordination agreement from the holders of any and all existing Indebtedness of the Company whereby the holders of such Indebtedness agree to subordinate any security interest and liens they may have to the security interest and liens of the Lenders hereunder, if any such security interest or liens exist.

SECTION 8

APPOINTMENT OF LENDER AGENT

8.1 Lender Agent. Each Lender hereby appoints and authorizes CRIM, LLC (“Lender Agent”) to take such action as agent on its behalf and to exercise such powers and perform such duties under the Loan Documents as are delegated to Lender Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The duties and obligations of Lender Agent are strictly limited to those expressly provided for herein, and any additional duties and obligations expressly agreed upon by Lender Agent and the Majority Holders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Lender Agent. Nothing in this Agreement shall, or shall be construed to, constitute Lender Agent a trustee or fiduciary for any Lender. In performing its functions and duties hereunder, Lender Agent shall act solely as the agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company. Notwithstanding anything to the contrary contained herein, Lender Agent shall not be required to take any action which is contrary to this Agreement or applicable law.

(a) The duties and obligations of Lender Agent hereunder shall consist of (i) exercising or refraining from exercising any rights, remedies or powers of the Lenders under the Loan Documents or under applicable law in respect of the Notes; (ii) making any demands or giving any notices under the Loan Documents; (iii) effecting amendments to and granting waivers under the Loan Documents; (iv) distributing payments to the Lenders of amounts paid to it by the Company under any Loan Documents; and (v) engaging and replacing (in consultation with the Lenders and with the prior approval of the Majority Holders), instructing and remunerating on behalf of the Lenders all consultants, experts and other persons to be engaged by the Lenders, including legal counsel for the Lenders, in each case in accordance with the instructions of the Majority Holders.

(b) Neither Lender Agent nor any of its partners, managing members, affiliated funds, employees, counsel and other advisors or agents shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

SECTION 9

MISCELLANEOUS

9.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to (i) the Lenders at their addresses set forth on SCHEDULE I and (ii) to the Company, at XY - the Findables Company, 1133 Columbia Street, Suite 205, San Diego, CA 92101, or email: arie.trouw@xyfindables.com, Attention: Chief Executive Officer, with a copy, which shall not constitute notice hereunder, to Stradling Yocca Carlson & Rauth, P.C., 4365 Executive Drive, Suite 1500, San Diego, CA 92121, or email: asingh@sycr.com, Attention, Amit Singh, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9.1.

9.2 Successors and Assigns. This Agreement shall be binding upon the Company and its successors and permitted assigns and will inure to the benefit of each Lender and its successors and assigns. Nothing in this Agreement, expressed or implied, however, is intended to confer upon any person, other than the parties and their authorized assignees or their successors by operation of law, any rights, remedies, liabilities or obligations under or by reason of this Agreement, except as expressly provided herein.

9.3 No Assignments. No party hereto may assign any rights or delegate any duties hereunder without the prior written consent of all parties hereto and any attempt to do so such shall be entirely without effect and void ab initio. Each Lender acknowledges and agrees that if any assignment is consented to by the Majority Holders, each other Lender shall be deemed to have consented to such assignment as well.

9.4 Applicable Law. This Agreement and the Notes will be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be fully performed entirely in such state (excluding any conflicts of laws principles).

9.5 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to the Loan Documents, except as (i) otherwise provided in any Loan Document, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in San Diego County, California, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of California or any court of the State of California sitting in San Diego County having subject matter jurisdiction.

9.6 Entire Contract; Replacement of Previous Purchase Agreement. This Agreement constitutes the entire and only agreement between the parties hereto with regard to the subject hereof. This Agreement supersedes all proposals, negotiations, and representations made or had prior to its execution relative to the subject matter of this Agreement, except to the extent that the same are specifically incorporated herein.

9.7 Severability. In the event any one or more of the provisions contained in this Agreement, the Notes, the Warrants or in any other required instrument, is for any reason, held to be invalid, illegal or unenforceable in any respect, that event will not affect any other provision of this Agreement, the Notes, the Warrants or any other required instrument.

9.8 Multiple Counterparts. This Agreement may be executed in more than one counterpart, each of which will be considered an original, and this Agreement will be binding on all parties who sign it, whether or not all parties sign the same counterpart.

9.9 Captions; Interpretation. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof. All references to $ or dollar amounts will be to lawful currency of the United States.

9.10 Expenses. Each party hereto shall be responsible for its own fees and expenses; provided, however, that the Company will pay up to $25,000 to CRIM, LLC for fees and expenses (including legal and accounting fees and expenses) actually incurred in negotiation and preparing the Loan Documents, provided that the applicable service provider delivers a summary invoice to the Company for such fees and expenses; provided, further, that such amount shall be reduced by the $10,000 deposit provided to CRIM, LLC prior to the date of this Agreement. Further, each party hereto agrees to indemnify and hold harmless the others from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such indemnifying party or any of its officers, employees or representatives is responsible. The Company will indemnify and hold the Lenders harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Lenders to the Company hereunder; and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit, including, without limitation, any act resulting from the Lenders complying with instructions the Lenders reasonably believes are made by any Person authorized to give instruction under this Agreement, to the extent any such losses do not arise solely from the negligence or misconduct of Lenders. This paragraph will survive this Agreement’s termination, and will benefit the Lenders and their officers, employees, and agents.

9.11 Amendments and Waivers. Any provision of this Agreement, the Notes or the Warrants may be amended, waived or modified only upon the written consent of the Company and the Majority Holders. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties hereto. Notwithstanding the foregoing, this Agreement may only be amended to add a party as a Lender hereunder with the prior written consent of Lender’s Agent, via execution of a Joinder and such party shall thereafter be deemed a “Lender” for all purposes hereunder.

9.12 No Other Relationships. This Agreement does not establish any agreement as to any other matters than specifically provided herein nor does it constitute the parties as partners, joint ventures, or establish or create any business arrangement or relationship other than as specifically provided herein.

9.13 Incorporation. All Schedules and Exhibits referred to in this Agreement and attached are incorporated herein the same as if set forth at length in this Agreement, and all terms having initially capitalized letters in the Agreement and in the Schedules and Exhibits shall, unless specifically provided otherwise, have the same meaning and interpretation throughout.

9.14 Survival. All representations, warranties, covenants, agreements, and conditions contained in or made pursuant to this Agreement, the Notes, the Warrants or any documents executed in connection therewith shall survive, notwithstanding any investigation, until the due and punctual (a) payment of the Obligations and (b) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement, the Notes or any documents executed in connection therewith. After such due and punctual payment, performance, observance and compliance, this Agreement, the Notes, the Warrants and any documents executed in connection therewith shall cease and terminate, except that the provisions of Section Section 9 of this Agreement shall survive thereafter.

9.15 Confidentiality. Each Lender agrees that, except with the prior written permission of the Company, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data, concerning or relating to the business or financial affairs of the Company to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Notes or Securities purchased hereunder. The provisions of this Section 9.15 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. Notwithstanding the foregoing, the Company authorizes the Lenders to discuss the Company’s financial affairs and business operations, whether or not such information, knowledge or data would be considered confidential by the Company, with any accountants, auditors, business consultants, or other professional advisors employed by the Company, in each case, who are bound by obligations of confidentiality and instructed not to use such information to purchase, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of the Company’s Class A Common Stock (or other securities, warrants or other forms of convertible securities outstanding or other rights to acquire such securities), provided that the Lenders shall be in no way liable for any use by such third-parties of any information disclosed to them pursuant to this Section, and authorizes such parties to disclose to the Lenders such financial and business information or reports (including management letters) concerning the Company as the Lenders may reasonably request.

9.16 Waiver of Conflicts. Each party to this Agreement acknowledges that Stradling Yocca Carlson & Rauth, P.C., counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Lenders in matters unrelated to the transactions described in this Agreement, including the representation of such Lenders in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; and (b) gives its informed consent to Stradling Yocca Carlson & Rauth, P.C.’s representation of certain of the Lenders in such unrelated matters and to Stradling Yocca Carlson & Rauth, P.C.’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

9.17 Force Majeure. No party will be liable for any delay or failure to perform as required under this Agreement if:

(i) such delay or failure arises from causes beyond its reasonable control (the “Force Majeure”) including without limitation, an act of God, strike or other industrial disturbance, war, unavailability of essential equipment or lack of transportation;

(ii) it has taken all proper precautions, due care and reasonable alternative measures with the object of avoiding the delay or failure and of carrying out its obligations under this Agreement; and

(iii) as soon as possible after the beginning of the Force Majeure, it has given notice to the other party of the specific nature and estimated duration of the Force Majeure.

The party whose obligations are affected by the Force Majeure will use reasonable endeavors to promptly overcome the effects of the Force Majeure.

9.18 Remedies Cumulative; Specific Performance. The rights and remedies of the parties to this Agreement will be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this CREDIT AGREEMENT as of the day and year first above written.

COMPANY: XY – THE FINDABLES COMPANY

/s/ Arie Trouw
Arie Trouw Chief Executive Officer

CREDIT AGREEMENT SIGNATURE PAGE

LENDERS:

INDIVIDUAL:	OTHER ENTITY:

CRIM, LLC
Signature	Name of Corporation or Other Entity

	By:	/s/ Allison Long
Type/Print Name of Individual Lender (Specify “as joint tenant,” as trustee,” etc. if applicable)		Signature of Authorized Officer, Trustee or Member

	Name:	Allison Long
Signature of Joint Lender
	Title:	President

Type/Print Name of Individual Lender (Specify “as joint tenant,” as trustee,” etc. if applicable)

Address:	Address:

400 Continental Blvd., Suite 160

El Segundo, CA 90245

Email:	Email:	allison@seedsandiego.com

CREDIT AGREEMENT SIGNATURE PAGE

SCHEDULE I

LENDERS

LENDER NAME AND ADDRESS	WIRE INSTRUCTIONS	COMMITMENT
CRIM, LLC 400 Continental Blvd., Suite 160 El Segundo, CA 90245 along@crpartnersinc.com Copy to: Loeb & Loeb LLP Attn: Steve Hurdle 10100 Santa Monica Blvd., Suite 2200 Los Angeles, CA 90067 shurdle@loeb.com	Bank Name: Citibank, New York 111 Wall Street New York, NY 10005 Account Name: Morgan Stanley Smith Barney 1300 Thames Street Baltimore, MD 21231 Credit Account No: 40611172 Further Credit Account Name: CRIM, LLC Further Credit Acct. No.: 237-052643-414 ABA Routing No.: 021 000 089	$1,000,000
TOTAL		$1,000,000.00

Schedule I

EXHIBIT A

XY - THE FINDABLES COMPANY

REQUEST FOR LOAN

$[AMOUNT]	[DATE]

[Lender Name]

[Address 1]

Address 2]

[Lender Name]:

Please take notice that, pursuant to the terms and conditions of that certain Credit Agreement (the “Credit Agreement”), dated February 28, 2017, by and among you (the “Lender”), the other Lenders and XY - the Findables Company, a Delaware corporation (the “Company”), the Company hereby requests an Advance in the amount set forth above from the Lender, to be delivered on the date set forth above. The Company hereby confirms that (a) representations and warranties of the Company contained in Section 5.1 of the Agreement are true and correct on the date hereof as if made on the date hereof, and (b) no Event of Default has occurred or is continuing, except those that have been waived by the Majority Holders. Capitalized terms used herein, which are otherwise undefined, shall have the meanings attributed thereto in the Credit Agreement.

The Company has executed this REQUEST FOR LOAN as of the date set forth below.

XY - THE FINDABLES COMPANY

By:

Name:

Title:

Date:

A-1

EXHIBIT B

PROMISSORY NOTE

XY - THE FINDABLES COMPANY

$[AMOUNT]	[DATE] San Diego, Delaware

XY - THE FINDABLES COMPANY, a Delaware corporation (the “Company”), for value received, hereby promises to pay to [LENDER NAME] (the “Lender”), without offset or counterclaim, the principal amount set forth above, payable as hereinafter set forth with interest accruing at the Base Rate until the outstanding principal indebtedness hereunder shall have been paid in full at the times and in the amounts set forth in the Credit Agreement (as defined below). All payments of principal of, and interest on, this Note shall be made at the offices of the Lender in lawful money of the United States of America.

Reference is made to the Credit Agreement (the “Credit Agreement”), dated February 28, 2017, among the Company and the Lenders (as defined therein), including the Lender. Capitalized terms not otherwise defined in this Note shall have the meanings ascribed thereto in the Credit Agreement. This is a Note referred to in the Credit Agreement and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein.

The principal indebtedness evidenced by this Note shall be payable as provided in the Credit Agreement. This Note may be declared due and certain prepayments are required to be made hereon, all on the terms and in the manner provided in the Credit Agreement. This Note may be prepaid without penalty.

Notwithstanding anything to the contrary contained in this Note, the interest rate charged hereunder shall not exceed the maximum rate allowable by applicable law. If the stated interest rate hereunder exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Company at any time shall be applied as a payment of principal.

The Company hereby waives diligence, presentment, demand, notice of maturity, protest, notice of protest, notice of non-payment and any other notice of any kind in connection with this Note. The Company hereby further agrees to waive all rights arising out of any statute now existing or hereafter enacted with respect to suretyship.

In the event that any action, suit or other proceeding is brought against the Company to collect this Note, the Lender shall be entitled to recover from the Company all court costs and reasonable expenses of collection and enforcement, including, without limitation, reasonable attorneys’ fees and disbursements. In addition, in the event of a payment default hereunder, the Company shall pay all reasonable attorneys’ fees and disbursements incurred by the Lender in obtaining advice as to its rights and remedies in connection with such default.

This Note may not be amended, modified or discharged, nor may any provision hereof be waived, orally, by course of dealing or otherwise, unless such amendment, modification, discharge or waiver shall be in writing and duly executed by the Lender. The non-exercise by the Lender of any right or remedy in any particular instance shall not constitute a waiver thereof in that or any other

B-1

instance. Any provision hereof found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof

This Note and the Credit Agreement will be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be fully performed entirely in such state.

This Note may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of except by operation of law.

XY - THE FINDABLES COMPANY

By:

Name:

Title:

EXHIBIT C

FORM OF WARRANT

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS IS AVAILABLE WITH RESPECT THERETO.

COMMON STOCK WARRANT

WARRANT NO. CSWA-	, 2017

XY - THE FINDABLES COMPANY

VOID AFTER                     , 2021

1. ISSUANCE. This Warrant (this “Warrant”) is hereby issued to                      (the “Holder”) as part of a series of similar warrants to be issued pursuant to the terms of that certain Credit Agreement, dated as of February 28, 2017, by and among XY - THE FINDABLES COMPANY, a Delaware corporation (the “Company”), and the Lenders (as defined therein) (the “Credit Agreement”). Terms used herein, but not otherwise defined, shall have the meanings set forth in the Credit Agreement.

2. EXERCISE PERIOD. This Warrant is exercisable beginning on the date first set forth above (the “Exercise Eligibility Date”).

3. PURCHASE PRICE. Subject to the terms of this Warrant, the Holder is entitled to purchase from the Company the number of shares of Class A Common Stock of the Company (the “Common Stock”) set forth in Section 4, at a price per share of $1.00 (the “Purchase Price”), upon surrender to the Company, at its principal office, of this Warrant with the exercise form attached hereto duly executed in accordance with the provisions hereof. Until such time as this Warrant is exercised in full or expires, the Purchase Price of this Warrant is subject to adjustment as hereinafter provided. The person or persons in whose name or names any certificate representing Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as of the close of business on the date this Warrant is exercised with respect to such Common Stock, whether or not the transfer books of the Company will be closed. Notwithstanding anything contained herein to the contrary, this Warrant may not be exercised during the 20-day period immediately preceding the closing of an initial public offering of the Company’s Common Stock.

4. NUMBER OF SHARES. After the Exercise Eligibility Date, this Warrant shall be exercisable for up to                     1 shares (the “Shares”) of Common Stock, subject to adjustment as set forth herein and Section 1.3 of the Credit Agreement.

[1]	This is a number of Shares equal to the Lender’s Commitment, divided by $1.00.

5. PAYMENT OF PURCHASE PRICE. The Purchase Price may be paid (i) in cash or by check; (ii) by the surrender by the Holder to the Company of any promissory notes or other obligations issued by the Company, with all such notes and obligations so surrendered being credited against the Purchase Price in an amount equal to the principal amount thereof plus accrued interest to the date of surrender; or (iii) by any combination of the foregoing.

6. NET ISSUE ELECTION. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock of the Company equal to the value of this Warrant or any remaining portion hereof. The Holder may exercise its election under this Section by the surrender of this Warrant or such portion to the Company at the principal office of the Company, with the subscription form attached hereto marked with a net issue election. The Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

where:		X	=	the number of shares of Common Stock to be issued to the Holder pursuant to this Section 6.

X =	Y (A – B)	Y	=	the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 6.
A

		A	=	The fair market value of the Common Stock (as determined below) on the date the Company receives notice of the exercise with the net issue election duly executed.

		B	=	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 6.

As used herein, the fair market value of Common Stock as of a specified date shall mean the average of the closing sales price of the Company’s Common Stock as quoted by the Nasdaq Stock Market (“Nasdaq”) or listed on any domestic securities exchange, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the ten trading days immediately prior to the date of the Holder’s election hereunder. If the Company’s Common Stock is not quoted by Nasdaq or listed on a domestic securities exchange, the fair market value of the Common Stock shall be the fair market value of the Common Stock of the Company as determined by the Company’s Board of Directors in good faith. If the Company has become subject to an Acquisition (as defined in Section 9 below) agreement prior to the date of the exercise under this Section 6, the current fair market value of the Common Stock shall be deemed to be the value to be received by the holders of the Company’s Common Stock (as determined in good faith by the Company’s Board of Directors) for each share of Common Stock pursuant to such Acquisition.

7. PARTIAL EXERCISE. After the Exercise Eligibility Date, this Warrant may be exercised, in part, and the Holder shall be entitled to receive a new warrant, which shall be dated as of the date of this Warrant, covering the number of Shares in respect of which this Warrant shall not have been exercised; provided however, if the Holder shall exercise this Warrant in part, Holder shall do so in minimum increments of $2,500, with the exception of the final exercise.

8. FRACTIONAL SHARES. In no event shall any fractional share be issued upon any exercise of this Warrant. All Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of a share of Common Stock (as determined in accordance with Section 6) by such fraction.

9. EXPIRATION DATE. This Warrant shall expire on the earlier of (i) at the close of business on the date 4 years after the Exercise Eligibility Date; (ii) the closing of any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization shall own less than 50% of the voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party, in which in excess of 50% of the Company’s voting power is transferred, or any sale, lease or other disposition of all or substantially all of the assets of the Company (an “Acquisition”); (iii) the closing of an initial public offering of the Company’s Common Stock; or (iv) the default of the Lender to which this Warrant was issued under the Credit Agreement, including (without limitation) the Lender’s failure to timely provide an Advance thereunder. The Company will use its best efforts to deliver notice to the Holder of a pending Acquisition or initial public offering at least 5 days prior to the closing thereof.

10. TRANSFER RESTRICTIONS.

(a) Restrictions on Transfers of this Warrant. This Warrant shall not be transferable or assignable, in whole or in part, whether directly or indirectly, without the prior written consent of the Company. Any attempt to transfer or assign this Warrant, whether directly or indirectly, without the Company’s prior written consent shall be void and result in the termination of this Warrant. If the Holder is an entity, a change in ownership thereof shall be deemed a transfer for purposes of this Section 10(a).

(b) Restrictions on Transfers of the Shares. Holder acknowledges that the Shares issuable upon exercise of this Warrant are subject to certain transfer restrictions, limitations and covenants, including without limitation any drag-along rights and a right of first refusal in favor of the Company that may be described in the Company’s bylaws, as amended from time to time, which may require that Holder vote such Shares to approve certain events involving a sale of the Company and allows the Company the opportunity, but not the obligation, to purchase the Shares in the event Holder proposes to transfer the Shares, and Holder hereby agrees to be bound by such restrictions, limitations and covenants which shall be deemed to be incorporated into this Warrant by this reference.

11. RESERVED SHARES; VALID ISSUANCE. The Company covenants that it will at all times, from and after the Exercise Eligibility Date, reserve and keep available such number of its authorized shares of Common Stock as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that the Shares will, upon issuance and payment by Holder of the Purchase Price pursuant to the terms hereof, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

12. STOCK SPLITS AND DIVIDENDS. If after the date hereof the Company shall subdivide the Common Stock, by split-up or otherwise, or consolidate the Common Stock, or issue additional shares of Common Stock in payment of a dividend on the Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or share dividend, or proportionately increased in the case of a combination.

13. MERGERS AND RECLASSIFICATIONS. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successors shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 13, the term “Reorganization” shall include, without limitation, any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 12 hereof), or any consolidation of the Company with, or merger of the Company into, another entity (other than a merger in which the Company is the surviving corporation and which does not result in reclassification of the Common Stock or where 50% or less of the then outstanding voting capital stock have been transferred), or any sale or conveyance to another entity of all or substantially all of the assets of the Company. Nothing in this paragraph shall in anyways limit, modify, amend or supersede the Company’s obligations in Section 6.2 of the Credit Agreement.

14. AMENDMENT. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and the Majority Holders.

15. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOLDER. This Warrant has been entered into by the Company in reliance upon the following representations, warranties and covenants of the Holder, which by its execution hereof the Holder hereby agrees and confirms, intending to be legally bound, as follows:

(a) PURCHASE FOR OWN ACCOUNT. Holder represents and warrants that it is acquiring this Warrant and the Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of this Warrant and the Shares or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(b) INFORMATION AND SOPHISTICATION. Holder acknowledges and agrees that it has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to acquire this Warrant. Holder represents and warrants that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and to obtain any additional information necessary to verify the accuracy of the information given to the Holder. Holder further represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

(c) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, Holder further agrees not to make any disposition of all or any portion of the equity securities issuable upon exercise of this Warrant unless and until: (a) there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act.

(d) PRIVATE ISSUE. The Holder understands (i) that the Shares are not registered under the Securities Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualification requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section.

(e) ACCREDITED INVESTOR. The Holder is an “accredited investor” as such term is defined in Regulation D of the Securities Act.

16. RESTRICTIVE LEGENDS. The Holder understands that the certificates representing the Shares, if any, shall have endorsed thereon legends in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b) “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A WARRANT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH WARRANT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(c) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN THE WARRANT PURSUANT TO WHICH THESE SHARES WERE ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(d) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO DRAG-ALONG RIGHTS AND A RIGHT OF FIRST REFUSAL IN FAVOR OF THE COMPANY PURSUANT TO THE COMPANY’S BYLAWS, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(e) Any legend required by appropriate blue sky officials.

17. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

18. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by electronic mail, express mail or other form of rapid communications, if possible, and if not then such notice or communication shall be mailed by first-class mail, postage prepaid, addressed in each case to the party entitled thereto at the following addresses: (a) if to the Company, to XY - THE FINDABLES COMPANY, 1133 Columbia Street #205, San Diego, California 92101 or arie.trouw@xyfindables.com, Attention: Chief Executive Officer, with a copy (which shall not constitute notice) to Stradling Yocca Carlson & Rauth, P.C., 4365 Executive Drive, Suite 1500, San Diego, CA 92121 or asingh@sycr.com, Attention: Amit Singh, Esq. and (b) if to the Holder, to the address listed in the Credit Agreement, or at such other address as one party may furnish to the other in writing. Notice shall be deemed effective on the date dispatched if by personal delivery, electronic mail, two days after mailing if by express mail, or three days after mailing if by first-class mail.

19. SUCCESSORS AND ASSIGNS. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

20. MARKET STAND-OFF AGREEMENT. The Holder of this Warrant hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any common stock (or other securities) of the Company held by the Holder (other than those included in the registration) during the 180 day period following the effective date of a registration statement of the Company filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto. The obligations described in this section shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each certificate with a legend as substantially set forth in Section 16(c) with respect to the shares of common stock (or other securities) subject to the foregoing restriction until the end of such 180 day (or other) period. The Holder agrees to execute a market stand-off agreement with the underwriters in the offering in customary form consistent with the provisions of this section.

21. NO STOCKHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

22. COUNTERPARTS. This Warrant may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which shall together constitute one agreement.

23. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of Delaware.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has duly executed this WARRANT as of the day and year first above written.

COMPANY:

XY - THE FINDABLES COMPANY

Arie Trouw
Chief Executive Officer

EXERCISE FORM

Date:                     , 201

XY – THE FINDABLES COMPANY

1133 Columbia Street #205

San Diego, CA 92101

arie.trouw@xyfindables.com

Attn: Chief Executive Officer

Ladies and Gentlemen:

☐	The undersigned hereby elects to exercise Warrant No. CSWA- dated , 2017 (the “Warrant”) issued to it by XY – the Findables Company, a Delaware corporation (the “Company”), and to purchase thereunder shares of Class A Common Stock of the Company (the “Securities”) at a purchase price of $1.00 per share or an aggregate purchase price of $ (the “Purchase Price”).

☐	The undersigned hereby elects under the Net Issue Election provision set forth in Section 6 of the Warrant to convert % of the value of the Warrant.

Pursuant to the terms of the Warrant the undersigned has delivered the aggregate Purchase Price herewith in full in cash or by certified check or wire transfer, if applicable. The Securities shall be issued on the terms and conditions set forth in the Warrant, which terms and conditions the undersigned hereby ratifies and affirms.

Any certificate(s) or other instruments for such shares or units shall be issued in the name of the undersigned or as otherwise indicated below; provided, that, unless otherwise agreed by the Company, the Securities shall be uncertificated.

Signature

Name for Registration

Address:

Very truly yours,

By:

Title:

EXHIBIT D

FORM OF JOINDER

XY – THE FINDABLES COMPANY

CREDIT AGREEMENT JOINDER

The undersigned (“Lender”), as of                     , 2017, hereby joins as a Lender (with respect to the Commitment set forth below), that certain Credit Agreement, dated as of February 28, 2017, by and among XY – THE FINDABLES COMPANY, a Delaware corporation (the “Company”), and the Lenders (as defined therein) (the “Credit Agreement”), to which this joinder shall be attached. Capitalized terms used herein but not otherwise defined shall have the meanings attributed thereto in the Credit Agreement.

(INDIVIDUAL)

Signature

Type/Print Name of Individual Lender (Specify “as joint tenant,” as trustee,” etc. if applicable)

Signature of Joint Lender

Type/Print Name of Individual Lender (Specify “as joint tenant,” as trustee,” etc. if applicable)

Address:

Email:

Commitment: $

(OTHER ENTITY)

(Name of Corporation or Other Entity)

By:
Signature of Authorized Officer, Trustee or Member

Name:

Title:

Address:

Email:

Commitment: $

D-1

The Company, as of the date hereof, hereby consents to the joinder of Lender to the Credit Agreement as an additional Lender pursuant to Section 1.1 of the Credit Agreement with respect to the Commitment listed above. The Company will issue a Warrant to Lender pursuant to the terms of the Credit Agreement in consideration of such Commitment. The Company hereby makes the representations and warranties set forth in Section 5.1 of the Purchase Agreement to Lender, as of the date of the Credit Agreement.

XY – THE FINDABLES COMPANY

Arie Trouw
Chief Executive Officer

This Joinder Agreement is Acknowledged and Agreed to by Lender’s Agent:

CRIM, LLC

By:
Name:
Title:

CREDIT AGREEMENT JOINDER SIGNATURE PAGE

EXHIBIT E

PERSONAL GUARANTY

THIS PERSONAL GUARANTY (“Guaranty”), effective February 28, 2017, is made by ARIE TROUW, an individual (“Guarantor”), to and for the benefit of the Lenders. Capitalized terms not otherwise defined herein have the meanings specified in the Credit Agreement (as defined below).

RECITALS

A. XY – the Findables Company, a Delaware corporation (“Company”), and the Lenders are parties to that certain Credit Agreement, of even date herewith (the “Credit Agreement”).

B. In order to be assured of payment under the Credit Agreement and the Notes, the Lenders desire that Guarantor guarantee the performance of the Company’s payment obligations as set forth herein.

C. The Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement.

GUARANTY

In consideration of the foregoing and to induce Lenders to enter into the Credit Agreement, Guarantor agrees as follows:

1. Guarantor hereby unconditionally and irrevocable guarantees the Company’s due and punctual payment of and performance on the Credit Agreement and the Notes (including, without limitation, any extensions, modification, substitutions, amendments or renewals of any of the foregoing) and whether for principal, interest, fees, indemnifications, costs, expenses or otherwise (including all costs of enforcement of Credit Agreement and/or the Notes) (all such obligations being, collectively the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Lenders in enforcing any rights under this Guaranty. This Guaranty is an absolute and unconditional guaranty of payment and not of collection. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations that would be owed by the Company under or in respect of the Credit Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company. Notwithstanding anything to the contrary herein, this Guaranty shall not extend to any extensions, modifications, substitutions, amendments of the Obligations that would increase the Guarantor’s obligations hereunder unless agreed by Guarantor in writing.

2. Guarantor agrees that it is not necessary for the Lenders, in order to enforce this Guaranty, to institute suit or exhaust their legal remedies against the Company; provided that the sole condition precedent to enforcement of the obligations of Guarantor hereunder is that an Event of Default has occurred under the terms of the Credit Agreement.

3. Guarantor shall perform all payment obligations under this Guaranty strictly in accordance with the terms and conditions of the Credit Agreement or the other Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lenders with respect thereto.

4. This Guaranty is binding upon and inures to the benefit of Guarantor and the Lenders and their respective successors and assigns.

5. The provisions of Section 9.4 and Section 9.5 of the Credit Agreement are hereby incorporated by reference mutatis mutandis as if set forth herein.

6. Guarantor hereby irrevocably waives any defenses he may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any other Guarantor or any other Person under or in respect of this Guaranty or any other Loan Documents, or any amendment or waiver of or any consent to departure from the Credit Agreement or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit by the Lenders to the Company or any of its related entities, affiliates or otherwise;

(iii) any taking, exchange, release, impairment in the value of or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty by the Lenders, for all or any of the Guaranteed Obligations;

(iv) any manner of application of collateral, or proceeds thereof, by any Lender to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Company;

(v) any change, restructuring or termination of the corporate structure or existence of the Company or any related entity of affiliate of the Company;

(vi) any act or omission by any Lender which directly or indirectly results in or aids the discharge of the Company or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of the Lenders against the Company;

(vii) any defense based on any claim that Guarantor’s obligations exceed or are more burdensome than those of the Company;

(viii) any failure of the Lenders to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company now or hereafter known to the Lenders (the Guarantor hereby waives any duty on the part of the Lenders to disclose such information);

(ix) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of any other guarantor or any surety with respect to the Guaranteed Obligations; or

(x) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lenders that might otherwise constitute a defense available to, or a discharge of, the Company, the Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations.

7. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Company or the Guarantor, all as though such payment had not been made

8. To the extent enforceable pursuant to applicable laws:

(i) The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Lenders protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Lenders or any other Person or any assets pledged as collateral.

(ii) The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(iii) The Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Company, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of setoff or counterclaim against or in respect of the obligations of the Guarantor hereunder.

(iv) The Guarantor acknowledges that the Lenders may, without notice to or demand upon the Guarantor and without affecting the liability of the Guarantor under this Guaranty, foreclose under any security agreement or mortgage encumbering any assets pledged as collateral by nonjudicial sale, and the Guarantor hereby waives any defense to the recovery by the Lenders against the Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(v) The Guarantor acknowledges that he/she will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and the Notes and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

9. In addition to and in no way limiting the foregoing, Guarantor absolutely, unconditionally, knowingly and expressly waives:

(i)(a) notice of acceptance hereof; (b) notice of any loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (c) notice of the amount of the Guaranteed Obligations, subject, however, to

Guarantor’s right to make inquiry of the Lenders to ascertain the amount of the Guaranteed Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of Borrower or of any other fact that might increase Guarantor’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (f) notice of any Event of Default; and (g) all other notices (except if such notice is specifically required to be given to Guarantor hereunder or under the Loan Documents) and demands to which Guarantor might otherwise be entitled.

(ii) Guarantor’s right, under Sections 2845 or 2850 of the California Civil Code, or otherwise, to require the Lender to institute suit against, or to exhaust any rights and remedies which the Lenders have or may have against, the Company or any third person, or against any collateral for the Guaranteed Obligations provided by the Company or any third person. In this regard, Guarantor agrees that Guarantor is bound to the payment of all Guaranteed Obligations, whether now existing or hereafter accruing, as fully as if such Guaranteed Obligations were directly owing to the Lenders by Guarantor. Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or by reason of the cessation from any cause whatsoever of the liability of the Company in respect thereof.

(iii)(a) any defense Guarantor has to performance hereunder, and any right Guarantor has to be exonerated, provided by Sections 2819, 2822, or 2825 of the California Civil Code, or otherwise, arising by reason of: the impairment or suspension of the Lenders’ rights or remedies against Borrower; the alteration by the Lenders of the Guaranteed Obligations; any discharge of the Guaranteed Obligations to the Lenders by operation of law as a result of Lenders’ intervention or omission; or the acceptance by the Lenders of anything in partial satisfaction of the Guaranteed Obligations; (b) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder.

(iv) any defense arising by reason of or deriving from (i) any claim or defense based upon an election of remedies by Lender including any defense based upon an election of remedies by the Company under the provisions of Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure or any similar law of California or any other jurisdiction; or (ii) any election by the Lenders under Bankruptcy Code Section 1111(b) to limit the amount of, or any collateral securing, its claim against Borrower. Pursuant to Section 2856 of the California Civil Code:

(a) Guarantor waives all rights and defenses arising out of an election of remedies by the Lenders, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise; and

(b) Guarantor waives all rights and defenses that Guarantor may have because the Guaranteed Obligations are secured by real property. This means, among other things: (x) Lenders may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by the Company; and (y) if Lenders foreclose on any real property collateral pledged by the Company: (A) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Lenders may collect from Guarantor even if Lender, by foreclosing on the real property collateral, have destroyed any right Guarantor may have to collect from Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Guaranteed Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

10. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, GUARANTOR HEREBY ABSOLUTELY, KNOWINGLY, UNCONDITIONALLY, AND EXPRESSLY WAIVES AND AGREES NOT TO ASSERT ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2825, 2839, 2845, 2848, 2849, AND 2850, CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, AND 726, CALIFORNIA UNIFORM COMMERCIAL CODE SECTIONS 3116, 3118, 3119, 3419 AND 3605, AND CHAPTER 2 OF TITLE 14 OF PART 4 OF DIVISION 3 OF THE CALIFORNIA CIVIL CODE.

11. Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that Guarantor may now have or hereafter acquire against the Company or any other guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Lenders against the Company, any other guarantor or any collateral, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been indefeasibly paid in full in cash. Guarantor hereby subordinates any and all debt, liabilities and other obligations owed to the Guarantor by the Company to the indefeasible payment in full of the Guaranteed Obligations; provided that the foregoing shall not apply to any amounts owed to Guarantor as an employee of the Company.

12. The Guarantor hereby represents and warrants as follows:

(i) the Guarantor has the legal capacity to enter into this Guaranty and the other Loan Documents to which he is a party;

(ii) there is no lawsuit, tax claim or other dispute pending or to the knowledge of the Guarantor threatened against Guarantor which, if lost, would impair Guarantor’s financial condition or ability to perform his obligations under this Guaranty or any other Loan Document to which his is a party, other than the same which may arise pursuant to ongoing litigation with or involving Kai Hankinson, Brad Miller and Agree Media LLC;

(iii) Guarantor is not in default on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation; and

(iv) the Guarantor has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid.

13. The death of Guarantor shall not terminate this Guaranty. Within 2 months after the date of Guarantor’s death, Guarantor’s successor(s)-in-interest shall notify Lender’s Agent of such event. Guarantor hereby absolutely, unconditionally, knowingly, and expressly waives the benefits of any statute of limitations governing the time limit within which the Lenders must commence an action to enforce this Guaranty against Guarantor’s successor(s)-in-interest following Guarantor’s death.

14. To the extent that Guarantor is the grantor of any trust which is a guarantor of the Guaranteed Obligations, or is otherwise liable for the payment of the Guaranteed Obligations, upon the death of the Guarantor, Guarantor agrees that the Lenders shall have the right to obtain accounting for each such trust and obtain judicial review of the actions and proceedings of the trustees of each such trust.

15. Guarantor agrees, so long any amounts remain outstanding under the Advances, and until the Lenders are repaid in full:

(i) To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Guarantor’s business;

(ii) To maintain adequate books and records; and

(iii) To take any action reasonably requested by Lender’s Agent to carry out the intent of this Guaranty.

16. No remedy under this Guaranty or under any Loan Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given hereunder or under any Loan Document, and those provided by law or in equity. No delay or omission by the Lenders to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof. No failure on the part of the Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

17. No amendment or waiver of any provision of this Guaranty and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Holders and Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

18. Except to the extent that any law of the United States may apply, this Guaranty shall be governed and interpreted according to the laws of the State of California without regard to any choice of law, rules or principles to the contrary.

Guarantor has caused this Guaranty to be executed and delivered as of the date first written above.

GUARANTOR:

ARIE TROUW

EXHIBIT F

STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT (“Agreement”) is made as of February 28, 2017, by Arie Trouw, and individual (“Pledgor”), in favor of CRIM, LLC, in its capacity as Lender Agent under the Credit Agreement (“Lender Agent”) and acting on behalf of the Lenders. Capitalized terms not otherwise defined herein have the meanings specified in the Credit Agreement (as defined below).

RECITALS

The Lenders have made loans to XY – the Findables Company, a Delaware corporation (“Borrower”), pursuant to a Credit Agreement, of even date herewith, by and among the Borrower and the Lenders (the “Credit Agreement”). Pledgor has agreed to execute this Agreement in favor of Lender Agent in order to secure repayment of Borrower’s Obligations under the Credit Agreement and Pledgor’s obligations under the Guaranty. To secure performance hereunder, and repayment of the Obligations, as defined in the Credit Agreement, Pledgor has agreed to pledge to Lender Agent the property described on attached Exhibit A, together with all proceeds and substitutions of any thereof, all interest, dividends and other property paid thereon, and all other cash and noncash proceeds of the foregoing.

NOW, THEREFORE, Pledgor and Lender Agent agree as follows:

1. Pledge of Collateral.

(a) As used herein, “Shares” means the shares of stock set forth on Exhibit A hereto.

(b) Pledgor hereby pledges, assigns and grants to Lender Agent a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within 15 days of the date hereof, the certificate or certificates for the Shares will be delivered to Lender Agent, accompanied by an instrument of assignment duly governing the Shares. Pledgor shall use its best efforts to cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Unless an Event of Default shall have occurred and be continuing, Pledgor shall be entitled to: (i) exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms, and (ii) receive and retain dividends paid with respect to the Shares. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

2. Representations, Warranties and Covenants. Pledgor represents and warrants to and covenants with Lender Agent that:

(a) Pledgor has full power and authority to create a first lien on the Shares, and no disability or contractual obligation exists that would prohibit Pledgor from pledging the Shares pursuant to this Agreement. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Pledgor’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding;

(b) Pledgor shall deliver to Lender Agent, within 15 days of the date hereof, the certificate(s) for the Shares, together with assignments separate from certificates, duly executed by Pledgor in blank;

(c) Pledgor shall not transfer, encumber, dispose of, withdraw, or otherwise direct the payment of any proceeds, interest, or amounts payable with respect to the Shares to anyone other than Pledgor for so long as they are subject to this Agreement;

(d) Pledgor shall not sell, assign, deliver, convey or otherwise dispose of or transfer, or create, grant, incur or permit to exist any pledge, mortgage, lien, security interest, charge or other encumbrance whatsoever with respect to any of the Shares, except in favor of Lender’s Agent;

(e) Pledgor is and will remain, for so long as any of Borrower’s Obligations remain outstanding, the legal and beneficial owner of the Shares, free and clear of any Liens, claims, charges, security interests, encumbrances or contractual rights of any kind, whether senior or subordinate to the security interest herein granted, except for the Liens in favor of Lender’s Agent and such encumbrances on voting and transfer as are reflected in agreements with the issuer of such Shares, including any charter documents related thereto, all of which has been be disclosed in writing to Lender’s Agent prior to the date hereof. No financing statement (other than any which may be filed on behalf of Lender’s Agent in connection herewith) covering any of the Pledgor’s interest in the Shares is or shall be on file in any public office, other than financing statements naming the Pledgor (as Pledgor) and Lender’s Agent (as secured party). Lender’s Agent has and at all times shall continue to have a fully perfected first priority security interest in each of the Shares;

(f) The Pledgor has not been known by any legal name different from the one set forth on the signature page hereto and the Pledgor principal residence is as set forth on the signature page to this Agreement;

(g) None of the actions contemplated by this Agreement are in violation of or restricted by any restrictive agreement, stop transfer order, any legend appearing on the certificates evidencing any of the Shares, the Securities Act of 1933 (as amended), the Securities Exchange Act of 1934 (as amended), any state blue-sky or securities law, or any rule, or regulation issued under the foregoing acts and laws;

(h) Lender’s Agent shall at all times be deemed to be in “control” (as referred to in the Code (as defined below)) of the Shares;

(i) Pledgor shall execute such other documents and instruments (and pay the cost of filing and recording the same in all public offices reasonably deemed necessary by Lender’s Agent) and do such other acts and things (or to refrain from doing such other acts or things), all as Lender’s Agent may from time to time reasonably deem necessary or appropriate to establish and maintain a valid first and prior security interest in the Shares (free of any other liens, claims, charges, security interests, encumbrances and contractual interests of any kind whatsoever, whether senior or subordinate to the security interest herein granted);

(j) Pledgor shall notify Lender’s Agent at least 30 days prior to its relocation of its principal residence (or if applicable, its chief executive office) from the address set forth on the signature page hereof;

(k) To reimburse Lender’s Agent for all costs, expenses and charges, including court costs and reasonable attorneys’ fees, suffered or incurred by Lender’s Agent in seeking to collect on any of Borrower’s Obligations or in realizing upon, protecting or preserving any rights with respect to the Shares;

(l) To promptly perform all of the Pledgor’s obligations under all contracts and agreements in respect of the Shares; and in the event the Pledgor fails to pay or perform any such obligation, the Lender may, but need not, pay or perform such obligations, at the sole expense and for the account of the Pledgor, and all sums so expended for such purposes shall constitute an addition to and part of the obligations secured hereunder, which Pledgor promises to pay to Lender’s Agent together with interest thereon at the Base Rate from the date of payment or incurrence; and

(m) To notify the Secured Party, in writing, within 2 Business Days of obtaining any knowledge that any Person has or intends to assert or claim any direct or indirect lien, charge, encumbrance or right of setoff with respect to or against all or any of the Shares.

3. Lender’s Remedies Upon Default. Upon and during the continuance of an Event of Default:

(a) Lender shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code (the “Code”) as it, in its reasonable judgment, shall deem necessary or appropriate;

(b) Lender Agent may, upon 5 business days’ prior written notice to Pledgor of the time and place, with respect to the Shares, sell, assign or otherwise dispose of all or any part of such Shares at such place or places as Lender deems best for cash; provided however, that no notice shall be required if the Shares are sold on a recognized national securities market;

(c) Lender Agent may exercise all stockholder rights, powers and privileges with respect to the Shares, including, without limitation voting rights, to the same extent as Pledgor is entitled to exercise such rights, powers and privileges; and

(d) After the disposal of any of the Shares, Lender Agent may deduct all reasonable legal and other expenses and attorney’s fees for protecting the Lenders’ interests and enforcing their remedies under the Credit Agreement and this Agreement and shall apply the residue of the proceeds to, or hold as a reserve against, the Obligations in such manner as Lender Agent in its reasonable discretion shall determine, and shall pay the balance, if any, to Pledgor or otherwise, in accordance with applicable law.

4. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and shall be personally delivered or sent by a recognized overnight delivery service that provides proof of delivery, certified mail, postage prepaid, return receipt requested, or by email to

Pledgor or to Lender Agent, as the case may be, at its addresses set in the Credit Agreement. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

5. CHOICE OF LAW AND VENUE, JURY WAIVER; CLASS ACTION; JUDICIAL REFERENCE. The provisions of Section 9.4 and 9.5 of the Credit Agreement are hereby incorporated by reference mutatis mutandis as if set forth herein.

6. General Provisions.

6.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement.

6.2 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

6.3 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and with any other written agreement concerning the Obligations previously entered into by the parties.

6.4 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

6.5 Indemnification. Pledgor hereby agrees to indemnify, defend and hold the Secured Party, its successors and assigns harmless from and against any and all damages, losses, claims, costs or expenses (including, without limitation, attorneys’ fees and disbursements) and any other liabilities whatsoever the Secured Party or its successors or assigns may incur by reason of this Agreement or by reason of any assignment of Pledgor’s right, title and interest in and to any or all of the Shares or otherwise in connection with the enforcement of the Secured Party’s rights and remedies hereunder; provided, however, that the Pledgor shall have no obligation to an indemnitee hereunder with respect to indemnified matters to the extent caused by or resulting from the misconduct or negligence of such indemnitee as determined by a court of competent jurisdiction.

6.6 Term. This Agreement shall remain in effect so long as any Obligation, whether or not contingent or unliquidated, now or hereafter arising, remains in existence, and at which time as this Agreement shall no longer be in effect, the Lender Agent shall promptly return the Share certificates to the Pledgor and perform any acts reasonably necessary to release any and all liens on the Shares.

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IN WITNESS WHEREOF, the parties hereto have executed this STOCK PLEDGE AGREEMENT the day and year first above written.

PLEDGOR:

ARIE TROUW

LENDER AGENT:

CRIM, LLC

By:

Name:

Title:

EXHIBIT A

Pledged Shares

Issuer	Class of Stock	Stock Certificate Number	Par Value	Number of Shares
Chatmeter, Inc.	Series A Preferred	P-11	N/A	131,793
Locai, Inc.	Common	CS-8	$0.0001	249,180
Locai, Inc.	Series Seed Preferred	PS-1	$0.10	174,816

EXHIBIT G

DISCLOSURE SCHEDULE

Set forth below are qualifications and exceptions to the representations and warranties of XY – THE FINDABLES COMPANY, a Delaware corporation (the “Company”) made in Section 5.1 of the Credit Agreement, dated as of February 28, 2017 (the “Agreement”), by and among the Company and the Lenders named therein.

No reference to or disclosure of any item or other matter in these Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in these Disclosure Schedules. No disclosure in these Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In addition, information provided in these Disclosure Schedules or in appendices attached hereto and exhibits hereto form an integral part of these Disclosure Schedules and are incorporated herein by reference for all purposes as if set forth fully herein. Also, matters reflected in these Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected herein; such additional matters are included for informational purposes. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

These Disclosure Schedules and the information and disclosures contained in these Disclosure Schedules are intended only to qualify and limit the representations and warranties of the Company contained in Section 5.1 of the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

Any item disclosed on any particular Schedule or in any particular part or section of these Disclosure Schedules shall be deemed to be disclosed on all Schedules and in all parts or sections of the Disclosure Schedules provided the relevance of such matter to such other part or section of the Disclosure Schedules is reasonably discernible from the face of the information provided in the part or section of the Disclosure Schedules as to which such matter was disclosed. The bold-faced headings contained in these Company Disclosure Schedules are included for convenience only, and are not intended to limit the effect of the disclosures contained in these Company Disclosure Schedules or to expand the scope of the information required to be disclosed in these Company Disclosure Schedules.

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G-1